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                                                                    Exhibit 10.6


                             CONSULTING AGREEMENT


      This Consulting Agreement ("Agreement") made as of the day of March, 1999 between David's Bridal, Inc., a Florida corporation (the "Company") and Steven
H. Erlbaum, ("Consultant").

      WHEREAS, the Company desires to obtain the services of Consultant for certain purposes upon the terms and conditions hereinafter set forth; and

      WHEREAS, Consultant is willing to enter into this Agreement and provide certain services upon the terms and conditions hereinafter set forth.


                              W I T N E S S E T H:

      NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1. Services To Be Provided. The Company hereby retains Consultant, and Consultant hereby accepts such retainer and agrees to perform Consultant's duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth. During the Term, Consultant shall serve as the Chairman of the Board of Directors, presiding over all meetings of the Board of Directors of the Company, and shall consult with the Chief Executive Officer of the Company on issues Consultant or the Board of Directors consider pertinent.

2. Term. The term of this Agreement (the "Term") shall commence on the date of the initial public offering of common stock of the Company (the "IPO") and shall continue from that date for three (3) years. The Term shall be subject to one
(1) year extensions at the mutual agreement of Consultant and the Board of Directors. The one year extensions must be exercised within forty-five (45) days of the expiration of each contract year.

3. Compensation, Benefits and Expense Reimbursement.

      (a) Compensation. As compensation for Consultant's performance of the services to be provided hereunder, the Company shall pay Consultant $425,000 per year during the first two years of the Term and $200,000 per year during the third year of the Term, such amounts to be payable monthly.

      (b) Bonus. During the first year of the Term, Consultant shall be eligible to receive a bonus based on the earnings of the Company during that year as compared to the budgeted



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earnings, to be determined by the Compensation Committee of the Board of
Directors. The manner of determining the bonus, if any, during the second two years shall be established annually by the Compensation Committee of the Board of Directors.

      (c) Benefits. Consultant shall continue to participate in and receive medical benefits provided by the Company that are currently enjoyed by Consultant, either pursuant to the Company's medical policy or by reimbursing Consultant for the cost of obtaining an equivalent individual medical policy, and shall participate in any other benefits in which non-employee officers or directors are eligible to participate.

      (d) Expense Reimbursement. The Company shall reimburse Consultant for all ordinary and necessary business expenses incurred by him in the performance of his duties hereunder, which shall be accounted for in accordance with the reimbursement policies of the Company.

      (e) Furnishings. All furnishings, including artwork, currently contained in Consultant's office shall be the property of Consultant.

      (f) Office Support. Consultant shall provide services to the Company hereunder at the existing offices of the Company. The secretarial support currently provided to Consultant by the Company shall continue during the Term. In the event of relocation by the Company or by Consultant during the Term, (i) the Company shall pay any relocation and/or rental expenses incurred by Consultant and (ii) Consultant's current secretary shall continue to be employed by the Company on behalf of Consultant during the Term and shall continue to receive both salary and benefits, including the vesting of options, under the existing employment agreement between such secretary and the Company.

4. Independent Contractor Status. For purposes of this Agreement and all services to be provided hereunder, Consultant shall not be considered a partner, co-venturer, agent, employee, or representative of the Company, but shall remain in all respects an independent contractor.

5. Confidentiality and Non-compete.

      (a) Consultant recognizes and acknowledges that by reason of his service to the Company, he has had and will continue to have (both during the Term and at any time thereafter during which he may be retained by the Company), access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with the Company and its affiliates ("Confidential Information"). Consultant acknowledges that such Confidential Information is a valuable and


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unique asset and covenants that he will not, either during or at any time after the Term, disclose any such Confidential Information to any person for any reason whatsoever (except as his duties described herein my require) without the prior written authorization of the Board, unless such information is in the public domain through no fault of Consultant or except as may be required by law.

      (b) Non-Competition. During the Term and for the twenty-four (24) month period following the termination of services by Consultant for the Company or any of its affiliates (whether or not such service is pursuant to this Agreement), Consultant will not, unless acting pursuant hereto or with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged within any portion of the United States (whether or not such business is physically located within the United States) or any foreign market in which the Company does business (i) in the retail sale and marketing of bridal gowns and bridal related apparel for the female members of the bridal party, or (ii) any of the same or similar type of products which the Company was designing, developing, manufacturing, distributing or selling at the date of termination of Consultant's service to the Company or at any time within two years prior thereto (together, "Prohibited Products"), except that Consultant may become employed as an employee or officer of a retailer where Prohibited Products are not a material percentage of sales, so long as supervising the sale of Prohibited Products is not a material portion of his duties.

      (c) Non-Solicit. During the Term and for the twenty-four (24) month period following the termination of services by Consultant for the Company Consultant will not, either directly or indirectly, solicit the employment or hire any person who was employed by the Company or any of its affiliates on a full or part-time basis at any time during the course of Consultant's employment, except that Consultant may hire a person who has ceased being employed by the Company for at least 90 days and whose separation from employment with the Company did not directly or indirectly result from solicitation by Consultant or any representative of Consultant.

      (d) Geographic Scope. It is recognized by Consultant that the business of the Company and Consultant in connection therewith is or will be involved in activity throughout the United States, and that more limited geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth in this Section 5) are therefore not appropriate. In the event that any of the provisions of this Section 5 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any Jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.


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      (e) Equitable Relief. Consultant acknowledges that the restrictions contained in this Section 5 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company. Consultant agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

6. Arbitration Clause. Any controversy between the parties to this Agreement involving the construction or applications of the terms of this Agreement, except for enforcement of the terms and provisions of Section 5 of this Agreement, shall be submitted to binding arbitration, at the request of either party hereto, in accordance with the rules of the American Arbitration Association, with the situs of situs of such arbitration to be in the county and state of the Company's offices in the Commonwealth of Pennsylvania.

7. Notices. Any notices to Consultant or company shall be deemed given if delivered personally or mailed by certified mail to the address set forth below.

            To Consultant:    Mr. Steven H. Erlbaum
                              44 West Lancaster Avenue
                              Ardmore, PA  19003

            To the Company:   David's Bridal, Inc.
                              44 West Lancaster Avenue
                              Suite 250
                              Ardmore, PA 19003
                              Attn:  Robert Huth,
                                    President and CEO

            With a copy to:   Morgan, Lewis & Bockius LLP
                              1701 Market Street
                              Philadelphia, PA 19103
                              Attn:  Stephen M. Goodman, Esq.
                              Steven M. Cohen, Esq.

8. Applicable Law. The interpretation, validity and effect of this Agreement shall be governed in accordance with the laws of the Commonwealth of Pennsylvania.

9. Entire Agreement. This Agreement supersedes all prior agreements and sets forth the entire understanding of the parties with respect to the terms of Consultant's relationship with the


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Company, except that Consultant shall further be bound by the terms of all manuals, hand books and guidelines generally applicable to consultants, officers, or directors of the Company.

      IN WITNESS WHEREOF, the parties hereof have executed this Consulting Agreement as of the day and year first above written.




                              DAVID'S BRIDAL, INC.



                              BY: /s/ Robert Huth

                                 ------------------------------
                                 Robert Huth, President and CEO



                              STEVEN H. ERLBAUM


                                  /s/ Steven H. Erlbaum


                              ---------------------------------



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